Exhibit 99.1

4300 Wildwood Parkway
Atlanta, GA  30339
1-888-502-BLUE
www.BlueLinxCo.com

Doug Goforth, CFO & Treasurer	Investor Relations:
BlueLinx Holdings Inc.	Maryon Davis, Director Finance & IR
(770) 953-7505	(770) 221-2666

FOR IMMEDIATE RELEASE

BLUELINX ANNOUNCES RESTRUCTURING PLAN
-    Anticipates Second-Quarter Results impacted by Restructuring Charges
 and LCM Reserve charge    -

ATLANTA – June 25, 2013 – BlueLinx Holdings Inc. (NYSE:BXC), a leading distributor of building products in North America, today announced a strategic restructuring plan to improve operational efficiency to support its growth initiatives in its key markets.

The restructuring plan includes the realignment of headquarters resources and a strategic review of five distribution centers.  Based on the Company’s current analysis of its most attractive market opportunities and geographic footprint, the Company has begun exploring various strategic alternatives regarding the future operations of the five distribution centers.  The Company will consider alternatives to increase stockholder value, which could include various forms of strategic partnering, as well as the possible sale or closure of certain distribution centers.  During the process, the Company will continue to fully operate the impacted distribution centers.  These actions are commencing immediately and are expected to be completed during the fiscal third quarter of 2013.

In connection with the restructuring plan and the previously announced change in the Company’s executive leadership, the Company expects to recognize aggregate pre-tax restructuring charges in its current fiscal year GAAP financial results in the range of $11.5 to $12.5 million.  Fiscal second-quarter GAAP financial results are expected to include pre-tax restructuring charges of approximately $5.0 million in severance charges, approximately $2.0 million in stock compensation charges, and approximately $1.0 million in other charges.  Fiscal third-quarter GAAP financial results are expected to include in the range of $1.5 to $2.5 million of non-cash restructuring charges.  Excluding the five distribution centers, the Company expects these actions to generate annual payroll related and other cost savings in the range of $9.0 to $10.0 million.  Upon completion, the Company expects to generate approximately $25.0 to $27.0 million in operating cash, a portion of which will be reinvested in its other markets, with the balance used to pay down its long-term debt.

“The actions we announced today better focus our business and demonstrate our strong commitment to returning BlueLinx to profitability in the current operating environment, while continuing to invest in the areas of the country that we believe will provide the best return for our stockholders, business partners, and employees,” said Howard Cohen, Executive Chairman.

BlueLinx Announces Restructuring Plan

The Company also anticipates that the fiscal second quarter GAAP financial results will be impacted by a lower of cost or market reserve charge in the range of $3.0 to $4.0 million related to a significant decline in prices for structural wood product inventory during the fiscal second quarter.

The Company expects to report its fiscal second-quarter financial results the week of July 29, 2013.  A more detailed discussion of the charges will be included in the upcoming earnings conference call and quarterly Form 10-Q filing.

Use of Non-GAAP Measures
BlueLinx reports its financial results in accordance with U.S. generally accepted accounting principles (GAAP). The Company also believes that presentation of certain non-GAAP measures, i.e., results excluding certain charges or other nonrecurring events, when appropriate, provides useful information for the understanding of its ongoing operations and enables investors to focus on period-over-period operating performance, without the impact of significant special items, and thereby enhances the user's overall understanding of the Company's current financial performance relative to past performance and provides a better baseline for modeling future earnings expectations. Any non-GAAP measures used herein are reconciled in the financial tables accompanying this news release.  The Company cautions that non-GAAP measures should be considered in addition to, but not as a substitute for, the Company’s reported GAAP results.

About BlueLinx Holdings Inc.
Headquartered in Atlanta, Georgia, BlueLinx Holdings Inc., operating through its wholly owned subsidiary BlueLinx Corporation, is a leading distributor of building products in North America. Employing approximately 1,900 people, BlueLinx offers greater than 10,000 products from over 750 suppliers to service approximately 11,500 customers nationwide, including dealers, industrial manufacturers, manufactured housing producers and home improvement retailers. The Company operates its distribution business from sales centers in Atlanta and Denver, and its current network of 55 distribution centers.  BlueLinx is traded on the New York Stock Exchange under the symbol BXC. Additional information about BlueLinx can be found on its Web site at www.BlueLinxCo.com.

Forward-looking Statements
This press release includes “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, including statements relating to our ability to return to profitability and our outlook on the housing industry.  All of these forward-looking statements are based on estimates and assumptions made by our management that, although believed by BlueLinx to be reasonable, are inherently uncertain. Forward-looking statements involve risks and uncertainties, including, but not limited to, economic, competitive, governmental and technological factors outside of BlueLinx’ control that may cause its business, strategy or actual results to differ materially from the forward-looking statements. These risks and uncertainties may include, among other things: changes in the supply and/or demand for products that it distributes, especially as a result of conditions in the residential housing market; general economic and business conditions in the United States; the activities of competitors; changes in significant operating expenses; changes in the availability of capital, including the availability of residential mortgages; the ability to identify acquisition opportunities and effectively and cost-efficiently integrate acquisitions; adverse weather patterns or conditions; acts of war or terrorist activities; variations in the performance of the financial markets; and other factors described in the “Risk Factors” section in the Company’s Annual Report on Form 10-K for the year ended December 29, 2012 and in its periodic reports filed with the Securities and Exchange Commission from time to time. Given these risks and uncertainties, you are cautioned not to place undue reliance on forward-looking statements. BlueLinx undertakes no obligation to publicly update or revise any forward-looking statement as a result of new information, future events, changes in expectation or otherwise, except as required by law.

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